Exhibit 99.1

Tel-Instrument Electronics Corp. Reports Financial Results

For Fiscal Year 2023

East Rutherford, NJ – June 15, 2023 – Tel-Instrument Electronics Corp. (“Tel-Instrument,” “TIC,” or the “Company”) (OTCQB: TIKK), a leading designer and manufacturer of avionics test and measurement solutions, today reported a net loss of $388,545 or $(0.22) per basic share on revenues of $8.6 million for the 2023 fiscal year ended March 31, 2023.

Highlights include:

●	Revenues for the fiscal year ended March 31, 2023, decreased $4.3 million, or 33%, versus the prior fiscal year.
●	Gross margin for the 2023 fiscal year was 35.3%, or 9 percentage points decline over the prior fiscal year.
●	Operating expenses decreased by $882K year-over-year, due primarily to client funded engineering projects.
●	Operating loss was $898K as compared to an operating income of $937K in the prior fiscal year.
●	Net loss was $389K ($-0.22 per basic share), compared to a net income of $1.3 million in the prior fiscal year.
●	Cash balances were $5.9 million, compared to $7 million at the start of the fiscal year.
●	Net worth was $5.8 million compared to $6.2 million at the start of the fiscal year.
●	Received $1.4 million CRAFT 708 order for the F-35 program in the fourth quarter.
●	Backlog increased $3.1 million from the prior year end to $6.5 million as of March 31, 2023.
●	Low-rate initial production of the SDR/OMNI has commenced with strong customer interest.
●	Aeroflex appeal hearing took place on March 30, 2023 with a decision expected within the next two months.

Mr. Jeffrey O’Hara, Tel-Instrument’s President and CEO commented, “The 2023 fiscal year was very difficult due to parts shortages that significantly impacted production. This prevented us from shipping certain high dollar orders in the last quarter. We have been ordering additional components from our vendors to mitigate the impact of extended lead times. This has resulted in an inventory increase of almost $500K since the start of the year. We expect to have sufficient parts on hand to reach normal production levels starting in the first quarter of Fiscal Year 2024 which started in April. We also have several major contracts pending including a software upgrade for the TS-4530A product and a follow-on T-4530i order from Germany. With the commencement of SDR/OMNI shipments and improved inventory levels, we are projecting solid revenue growth and a return to profitability in the current fiscal year. This positive trend will sharply accelerate once we start shipping Navy CRAFT ECP Upgrade KITS in FY 2025.

We are extremely excited by the prospects of the SDR/OMNI which commenced initial low-rate production in December. We continue to conduct product demonstrations with the major Primes (“major customers”) and airlines. The reaction from all customers has been extremely positive. We expect to ship $300K of these test sets in the first quarter of FY 2024. The SDR/OMNI is the only multi-purpose avionic test set in the market that meets Class 1 military environmental specification. We believe that this will be a strong competitor in both commercial and military avionic and communication test set markets.

The CRAFT ECP contract will be critical for the Company as this is expected to generate millions of dollars of annual production revenues, starting when the engineering work is completed. The CRAFT engineering effort is a funded $2.9 million program and is expected to take two years to complete. TIC successfully completed the Critical Design Review (“CDR”) in April 2023. The next major milestone is the Test Readiness Review that is scheduled for next Spring. We expect to start shipping upgraded Navy production units later in CY 2024.

The Lockheed Martin F-35 MADL Test Set development program has been completed. This is expected to generate ongoing production revenues in the $600K-$700K range. Finally, we expect to receive a contract from the U.S. Army to upgrade the TS-4530A software product to include new functionality such as Mode 5 Level 2B and compatibility with European CCI (“COMSEC Controlled Item”) devices. This contract will cover approximately 1,500 Army test sets. There is also a possibility of upgrading the 1,500 USAF TS-4530A units in the future.

The Aeroflex appeal hearing took place on March 30, 2023 with a final decision expected this summer. We believe that we have excellent arguments to reduce or reverse the judgment. Regardless of the outcome, we look forward to resolving this case and stopping the accrual of judgment interest. In the event of an unfavorable decision, TIC will have sufficient cash on hand to satisfy the full judgment and continue normal operations.”

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Pauline Romeo
Tel-Instrument Electronics Corp.
(201) 933-1600 (Ext 309)

Audited

TEL-INSTRUMENT ELECTRONICS CORP.

Consolidated Balance Sheets

ASSETS	March 31, 2023	March 31, 2022
Current assets:
Cash	$3,839,398	$4,949,690
Accounts receivable, net of allowance for doubtful accounts of $6,401 and $7,425, respectively	900,881	1,049,040
Inventories, net	3,586,065	2,820,497
Restricted cash to support appeal bond	2,011,083	2,011,050
Prepaid expenses and other current assets	817,625	244,040
Total current assets	11,155,052	11,074,317

Equipment and leasehold improvements, net	85,167	115,338
Operating lease right-of-use assets	1,526,551	1,720,921
Deferred tax asset, net	2,627,935	2,499,587
Other assets	35,109	35,109

Total assets	$15,429,814	$15,445,272

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Line of credit	$690,000	$-
Operating lease liabilities - current portion	202,087	194,370
Accounts payable	322,582	406,489
Deferred revenues - current portion	123,117	119,835
Accrued expenses - vacation pay, payroll and payroll withholdings	240,034	410,538
Accrued legal damages	6,360,698	6,097,273
Accrued expenses - other	157,896	174,145
Total current liabilities	8,096,414	7,402,650

Operating lease liabilities – long-term	1,324,464	1,526,551
Other long term liabilities	53,416	-
Deferred revenues – long-term	173,883	289,071

Total liabilities	9,648,177	9,218,272

Commitments and contingencies

Stockholders’ equity
Preferred stock, 1,000,000 shares authorized, par value $0.10 per share
Preferred stock, 500,000 shares 8% Cumulative Series A Convertible Preferred issued and outstanding, par value $0.10 per share	3,875,998	3,695,998
Preferred stock, 166,667 shares 8% Cumulative Series B Convertible Preferred issued and outstanding, par value $0.10 per share	1,207,367	1,147,367
Common stock, 7,000,000 shares authorized, par value $.10 per share, 3,255,887 and 3,255,887 shares issued and outstanding, respectively	325,586	325,586
Additional paid-in capital	6,721,535	7,018,353
Accumulated deficit	(6,348,849)	(5,960,304)

Total stockholders’ equity	5,781,637	6,227,000

Total liabilities and stockholders’ equity	$15,429,814	$15,445,272

Audited

TEL-INSTRUMENT ELECTRONICS CORP.

Consolidated Statements of Operations

	For the years ended March 31,
	2023	2022

Net sales	$8,631,157	$12,932,790

Cost of sales	5,582,407	7,167,450

Gross margin	3,048,750	5,765,340

Operating expenses:
Selling, general and administrative	2,098,684	2,250,576
Litigation expenses	33,988	29,479
Engineering, research, and development	1,814,198	2,548,626

Total operating expenses	3,946,870	4,828,681

(Loss) income from operations	(898,120)	936,659

Other income (expense):
Interest income	17,188	3,951
Forgiveness of PPP loan	-	722,577
Interest expense	(157)	-
Interest expense – judgment	(263,425)	(208,250)
Other income, net	627,832	30,254

Total other income	381,438	548,532

(Loss) income before income taxes	(516,682)	1,485,191

(Benefit) provision for income taxes	(128,137)	175,453

Net (loss) income	(388,545)	1,309,738

Preferred dividends	(320,000)	(320,000)

Net (loss) income attributable to common shareholders	$(708,545)	$989,738

Basic (loss) income per common share	$(0.22)	$0.30
Diluted (loss) income per common share	$(0.22)	$0.26

Weighted average number of shares outstanding
Basic	3,255,887	3,255,887
Diluted	3,255,887	5,095,665